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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(t) of the Investment Company Act of 1940

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  1. Name and Address of Reporting Person*
Walker,Jr.                Alexander           Hill
--------------------------------------------------------------------------------
 (Last)                    (First)          (Middle)

1700 Coronet Drive
--------------------------------------------------------------------------------
(Street)

   Reno                     Nevada            89509
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 (City)                    (State)            (Zip)
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2.   Date of Event Requiring Statement (Month/Day/Year) June 15, 1999
---------------------------------------------------------------------

3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
                                                               ###-##-####
--------------------------------------------------------------------------------

4.   Issuer Name and Ticker or Trading Symbol
           Talk Visual Corporation TVCP
--------------------------------------------------------------------------------

 5.           Relationship of Reporting Person to Issuer
     (Check all applicable)

      [x]  Director                               [ ] 10%  Owner
      [ ]     Officer  (give  title  below)       [ ] Other (specify below)
--------------------------------------------------------------------------------
 6. If Amendment, Date of Original (Month/Day/Year) NA
--------------------------------------------------------------------------------

 7. Individual or Joint/Group Filing (Check applicable line)

     [x] Form Filed by One Reporting Person
     [ ] Form Filed by More than One Reporting Person
================================================================================

                                Page 1 of 3 Pages


          Table I - Non-Derivative Securities Beneficially Owned
==========================================================================================================================

                               3. Ownership Form:
                              2. Amount of Securities              Direct (D) or
1. Title of Security            Beneficially Owned                 Indirect (I)                     4. Nature of Indirect
    (Instr. 4)                      (Instr. 4)                     (Instr. 5)                                (Instr. 5)
--------------------------------------------------------------------------------------------------------------------------
  Common  Stock                      600,000                          Direct                                 N/A
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

If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.




               Table 11-- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities) N/A

                                                                                                       5. Owner-
                                                      3. Title and Amount of Securities                   ship
                                                         Underlying Derivative Security                   Form of
                            2. Date Exercisable                   (Instr. 4)                              Derivative
                            and Expiration Date          ------------------------------   4. Conver-      Security:
                            (Month/Day/Year)                         Amount                  sion or      Direct      6. Nature of
                            -------------------                      or                      Exercise     (D) or         Indirect
                            Date      Expira-                        Number                  Price of     Indirect       Beneficial
1. Title of Derivative      Exer-     tion                           of                      Derivative   (1)            Ownership
   Security (Instr. 4)      cisable   Date       Title               Shares                  Security     (Instr. 5)     (Instr. 5)
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

 Explanation of Responses:
                                Page 2 of 3 Pages

/s/Alexander H. Walker
----------------------                                 12-2-99
 **Signature of Reporting Person                        Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See l8 U.S.C. 1001 and l5 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must he manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                Page 3 of 3 Pages